Private and Confidential

DATED 21 June 2007

STEALTHGAS INC.

as Borrower

SCOTIABANK (IRELAND) LIMITED

as Lender

SCOTIABANK EUROPE PLC

as Security Trustee

and

THE BANK OF NOVA SCOTIA

as Swap Bank

FACILITY AGREEMENT FOR A

USD 46,875,000 TERM LOAN

INCE & CO

47-49 Akti Miaouli

Piraeus 185 36

Greece

Tel: 210 429 2543

Fax: 210 429 3318

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE	55
SCHEDULE 4 FORM OF TRUST DEED	56
EXECUTION PAGES	57

THIS AGREEMENT dated 21 June 2007 is made BY and BETWEEN:

(1)	STEALTHGAS INC. as Borrower;
(2)	SCOTIABANK (IRELAND) LIMITED as Lender;
(3)	SCOTIABANK EUROPE PLC as Security Trustee; and
(4)	THE BANK OF NOVA SCOTIA as Swap Bank.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS, CONSTRUCTION
1.1	Purpose

This Agreement sets out the terms and conditions on which Scotiabank (Ireland) Limited agrees to make available to the Borrower a term loan of forty six million eight hundred and seventy five thousand Dollars (USD 46,875,000) in four Advances for the purpose of enabling the Borrower to on-lend the same to certain subsidiaries to finance the purchase of m.vs. “GAS KALOGEROS”, “DORADO GAS”, “VIRGO GAS” and “GAS SIKOUSIS”.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Scotiabank Europe plc acting through its office at 33 Finsbury Square, London EC2A 1BB, England or such other bank as may be designated by the Lender as the Account Bank for the purposes of this Agreement;

“Advance” means each of Advance A, Advance B, Advance C and Advance D and in the plural means all of them;

“Advance A” means the amount of USD6,750,000 to be made available by the Lender to the Borrower in accordance with Clause 2.3;

“Advance B” means the amount of USD5,625,000 to be made available by the Lender to the Borrower in accordance with Clause 2.3;

“Advance C” means the amount of USD16,100,000 to be made available by the Lender to the Borrower in accordance with Clause 2.3;

“Advance D” means the amount of USD18,400,000 to be made available by the Lender to the Borrower in accordance with Clause 2.3;

“Approved Broker” means each of (i) H Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) ACM of Kinnaird House, 1 Pall Mall, London, SW1Y 5AU, England (iii) Galbraiths of Bridgegate House, 124-126 Borough High Street, London SE1 1BL, England, (iv) Capital Shibrokers of 21 Dartmouth Street, St. James’s Park, London SW1H 9BP, England and (v) Allied Shibroking Inc. of 70 Filonos Street, 7th Floor, Piraeus Greece or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Lender and agreed with the Borrower;

“Approved Manager” means Stealth Maritime Corp S.A, a company incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia or any other person appointed by an Owner, with the prior written consent of the Lender, as the commercial and technical Manager of a Mortgaged Vessel

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens, Dublin and New York City (or any other relevant place of payment under clause 6);

“Banks” means, together, the Security Trustee, the Lender and the Swap Bank;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Stealthgas Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or any part thereof or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a)

any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	as a result of the Borrower failing or being incapable of drawing an Advance after a relevant Drawdown Notice has been given;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by any Owner in favour of the Security Trustee (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require;

“Classification” means, in relation to each Mortgaged Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Mortgaged Vessel, any classification society which is a member of the International Association of Classification Societies and which the Lender shall, at the request of the Borrower, have agreed shall be treated as the classification society in relation to such Mortgaged Vessel for the purposes of the relevant Ship Security Documents;

“Commitment” means, in relation to each Advance and the Loan, the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1, as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officer of the Borrower;

“Compulsory Acquisition” means, in respect of a Mortgaged Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) sixty (60) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such sixty (60) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Owner’s war risks insurance for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Credit Support Document” has in relation to the Master Agreement, the meaning given to that expression therein;

“Credit Support Provider” means any person defined as such in the Master Agreement;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, any date being a Banking Day falling during the relevant Drawdown Period, on which the relevant Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 31 January 2008 and (ii) any date on which the Loan is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings Account” means an interest bearing USD current account of the Borrower opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Earnings Account for the purposes of this Agreement;

“Earnings Account Charge” means a first priority charge required to be executed hereunder between the Borrower and the Security Trustee in respect of the Earnings Account in such form as the Lender may require;

“EBITDA” means, at any time, in respect of the preceding four financial quarters, the aggregate amount of combined pre-tax profits of the Group as determined, at any relevant time by reference to the latest consolidated audited or, as the case may be, the unaudited accounts of the Group required to be delivered under clause 8.1.6, before extraordinary or exceptional items, interest, depreciation and amortisation of Indebtedness;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Approved Manager (but only in its capacity as technical manager of a Relevant Ship), any Owner or any other Group Member;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Approved Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or the Approved Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of a Mortgaged Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of any Vessel in any pool) which has a tenor of not less than twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“Flag State” means in respect of “GAS KALOGEROS”, Malta, in respect of each of the other New Vessels, the Marshall Islands, and in respect of “GAS ZAEL”, Panama;

“Free Cash Flow” means, at any time, in respect of the preceding four financial quarters the amount calculated by reference to the Latest Accounts to be (a) the aggregate gross revenue (as defined in the relevant Latest Accounts) of the Group received during such 12 month period, less (b) the aggregate of (i) costs incurred by the Group related to the ownership and operation of ships and acceptable (to the Lender) administrative expenses (each as set out in the relevant Latest Accounts), (ii) the Interest Expenses net of Interest Income (as defined in the relevant Latest Accounts) of the Group and (iii) the aggregate of any principal amounts repaid to any lender by the Group in respect of any Borrowed Money during such 12 month period;

“GAS ICON” means the means the 1994 built 5,000 cbm gas carrier named “DORADO GAS” registered in the name of the relevant Seller under Panama flag, which is to be purchased by Fighter and registered in its ownership under Marshall Islands flag with the name “GAS ICON”;

“GAS KALOGEROS” means the means the 2007 built 5,000 cbm gas carrier named “GAS IRINA” registered in the name of the relevant Seller under Maltese flag, which is to be purchased by Studio City and registered in its ownership under Maltese flag with the name “GAS KALOGEROS”;

“GAS SIKOUSIS” means the means the 2006 built 3,500 cbm gas carrier named “GAS SIKOUSIS” registered in the name of the relevant Seller under Marshall Islands flag, which is to be purchased by Gastech and registered in its ownership under Marshall Islands flag with the name “GAS SIKOUSIS”;

“GAS SOPHIE” means the means the 1995 built 3,500 cbm gas carrier named “VIRGO GAS” registered in the name of the relevant Seller under Panama flag, which is to be purchased by Espace and registered in its ownership under Marshall Islands flag with the name “GAS SOPHIE”;

“GAS ZAEL” means the means the 2001 built gas carrier named “GAS ZAEL” registered in the name of International under Panama flag with the name “GAS ZAEL”;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lender may require;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Borrower and its subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means each unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under this Agreement and the Master Agreement required to be executed by a Guarantor in favour of the Security Trustee in such form as the Lender may require and in the plural means all of them; or

“Guarantor” means each of the following corporations, each of which is incorporated in the Marshall Islands, and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960:

(a)	Espace Inc. (“Espace”),
(b)	Fighter Gas Inc. (“Fighter”),
(c)	Gastech Inc. (“Gastech”),
(d)	International Gases Inc. (“International”), and
(e)	Studio City Inc. (“Studio City”)

and in the plural means all of them;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Expense” means, at any time, for the preceding four financial quarters, the aggregate interest payable by the Group and any member thereof on any Borrowed Moneys during such period;

“Interest Payment Date” means in respect of each Tranche, the last day of an Interest Period and, if an Interest Period is longer than six (6) months, the date falling at the end of each successive period of six (6) months from the start of such Interest Period;

“Interest Period” means, in relation to an Advance, the Loan and a Tranche, each period for the calculation of interest in respect of the Advance, Loan or Tranche ascertained in accordance with clauses 3.2 and 3.3;

“ISM Code Documentation” means, in relation to a Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Mortgaged Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Mortgaged Vessel pursuant to the ISPS Code;

“Latest Accounts” means (i) in respect of any financial year of the Borrower and/or the Owners and/or the Group, the latest audited financial statements required to be prepared pursuant to clause 8.1.6 or (ii) in relation to any other 4 consecutive financial quarters of the

Borrower and/or the Owners and/or the Group, together the latest unaudited financial statements required to be prepared pursuant to clause 8.1.6 in relation to the relevant quarterly periods;

“Lender” means Scotiabank (Ireland) Limited, a company incorporated in the Republic of Ireland and acting through its office at I.F.S.C. House, Custom House Quay, Dublin 1, Ireland;

“LIBOR” means, for a particular period, the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11 a.m. on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD);

“Loan” means the aggregate principal amount of up to USD46,875,000 or, as the context may require, the amount owing to the Lender under this Agreement at any relevant time;

“Management Agreement” means, in respect of each Vessel, the agreement between the relevant Owner and the Approved Manager, each in a form previously approved by the Lender, and in the plural means all of them;

“Manager’s Undertakings” means, together, the undertakings and assignments required to be executed hereunder by the Approved Manager in favour of the Security Trustee in respect of the Mortgaged Vessels, each in such form as the Lender may require;

“Margin” means, in relation to each Interest Period, 0.70% per annum

“Master Agreement” means a 1992 ISDA Master Agreement made or to be made between the Swap Bank and the Borrower;

“Master Agreement Assignment” means the security deed in respect of the Master Agreement executed or to be each executed by the Borrower in favour of the Security Trustee in such form as the Lender may require;

“Material Adverse Change” means any event or occurrence which the Lender reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) the Banks’ rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any member of the Group;

“Maturity Date” means, in respect of (a) Tranche A, the earlier of (i) 31 January 2016 and (ii) the date falling 8 years after the Drawdown Date in respect of the first to be drawn of Advance A and Advance B and (b) Tranche B, the earlier of (i) 31 January 2018 and (ii) the date falling 10 years after the Drawdown Date in respect of the first to be drawn of Advance C and Advance D;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Lender on or before the first Drawdown Date to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan;

“MOA” means in respect of:

(a)	“GAS ICON”, the memorandum of agreement dated 28 February 2007 made in respect of “GAS ICON” between Dawn Shipping S.A. as Seller and Fighter as buyer;
(b)	“GAS KALOGEROS”, the memorandum of agreement to be made in respect of “GAS KALOGEROS” between Stellar Management Limited as Seller and Studio City as buyer;
(c)	“GAS SIKOUSIS”, the memorandum of agreement to be made in respect of “GAS SIKOUSIS” between Dreamship Inc. as Seller and Gastech as buyer; and
(d)	“GAS SOPHIE”, the memorandum of agreement dated 28 February 2007 made in respect of “GAS SOPHIE” between Dawn Shipping S.A. as Seller and Espace as buyer

And in the plural means all of them;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in respect of each New Vessel, the first preferred Marshall Islands Ship mortgage thereof required to be executed by the Owner thereof in favour of the Security Trustee and in respect of “GAS ZAEL”, the first preferred Panamanian ship mortgage required to be executed hereunder by the Owner thereof in favour of the Security Trustee, each in such form as the Lender may require;

“Mortgaged Vessel” means, at any relevant time, any Vessel which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel from whichever shall be the earlier of (a) the first Drawdown Date and (b) the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Lender pursuant to clause 4.4 or 4.5 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“New Vessel” means each of “GAS ICON”, “GAS KALOGEROS”, “GAS SIKOUSIS” and “GAS SOPHIE” and in the plural means all of them;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in respect of:

(a)	“GAS ICON”, Fighter;
(b)	“GAS KALOGEROS”, Studio City;
(c)	“GAS SIKOUSIS”, Gastech;
(d)	“GAS SOPHIE”, Espace; and
(e)	“GAS ZAEL”, International

and in the plural means all of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Banks or any of them created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on any Mortgaged Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Mortgaged Vessel);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Prepayment Ratio” means, in respect of the sale or Total Loss of a Mortgaged Vessel, the Valuation Amount of such Mortgaged Vessel immediately prior to such sale or Total Loss divided by the aggregate Valuation Amounts of all Mortgaged Vessels immediately prior to such sale or Total Loss;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Ship” means each of the Mortgaged Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Relevant Tranche” means, for the purposes of Clauses 4.3 and 4.4, Tranche A in respect of the sale or Total Loss of “GAS ICON” or “GAS SOPHIE” and Tranche B in respect of the sale or Total Loss of “GAS SIKOUSIS”, “GAS KALOGEROS” and “GAS ZAEL”

“Repayment Date” means the date on which any instalment of a Tranche is repayable under the provisions of clause 4.1.1;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supranational authority in order to enable the Borrower lawfully to borrow the Loan or draw any Advance and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any relevant time one hundred and twenty five per cent (125%) of the Loan;

“Retention Account” means an interest bearing USD current account of the Borrower paying interest at a rate to be agreed between the Account Bank and the Borrower opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Retention Account for the purposes of this Agreement;

“Retention Account Charge” means a first priority charge required to be executed hereunder between the Borrower and the Security Trustee in respect of the Retention Account in such form as the Lender may require;

“Retention Amount” means, in relation to any Retention Date in respect of each Tranche, such sum as shall be the aggregate of:

(a)

one-sixth (1/6th) of the repayment instalment in respect of the relevant Tranche falling due for payment pursuant to clause 4.1.1 (as the same may have been reduced by any prepayment) on the next Repayment Date relative thereto after the relevant Retention Date; and

(b)

the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of each Tranche during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Date” means, in relation to each Tranche, the date falling thirty (30) days after the Drawdown Date in respect of the first Advance to be drawn down in respect thereof and each of the dates falling at monthly intervals after such date and prior to the relevant Maturity Date;

“Security Documents” means this Agreement, the Master Agreement, the Master Agreement Assignment, the Mortgages, the Guarantees, the General Assignments, the Charter Assignments, the Earnings Account Charge, the Retention Account Charge, the Managers’ Undertakings, the Shares Pledges and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Approved Manager, the Guarantors or any other person who may at any time be a party to any of the Security Documents (other than the Banks);

“Security Trustee” means Scotiabank Europe Plc acting through its office at Scotia House, 33 Finsbury Square, London EC2A 1BB, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as Security Trustee and trustee by the Lender and the Swap Bank pursuant to clause 16.1;

“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2. l(b) or otherwise;

“Seller” means in respect of each of the New Vessels, the Company which is the seller thereof under the MOA relative thereto;

“Shares Pledge” means, in respect of each Owner, the first priority pledge of the shares of and in such Owner which may be required to be executed by the Borrower in favour of the Security Trustee in such form as the Lender may require and in the plural means all of them;

“Ship Security Documents” means, in relation to each Mortgaged Vessel, the relevant Mortgage, General Assignment, Charter Assignment (if any) and Manager’s Undertaking;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Bank” means The Bank of Nova Scotia acting through its office at 40 King Street West, Scotia Plaza, 8th Floor, Toronto, Canada;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Debt” shall have the meanings assigned to them in accordance with International Financial Reporting Standards;

“Total Loss” means, in relation to a Mortgaged Vessel:

(a)	actual, constructive, compromised or arranged total loss of such Mortgaged Vessel; or
(b)	Compulsory Acquisition; or
(c)

any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Mortgaged Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Mortgaged Vessel be released and restored to the relevant Owner within thirty (30) days after such incident;

“Tranche” means each of Tranche A and Tranche B and in the plural means both of them;

“Tranche A” means together, Advance A and Advance B, or, as on the context requires, the amount thereof at any relevant time owing to the Lender under this Agreement;

“Tranche B” means together, Advance C and Advance D, or, as the context requires, the amount thereof at any relevant time owing to the Lender under this Agreement;

“Transaction” means a Transaction as defined in the Master Agreement;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 4;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Banks or any of them under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Bank (or anyone else on such Bank’s behalf) or received or recovered by any Bank (or anyone else on such Bank’s behalf) pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank (or anyone else on such Bank’s behalf) in respect of the same (or any part thereof);

“Underlying Documents” means, together, any Extended Employment Contracts and the Management Agreements;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of “GAS ICON”, “GAS KALOGEROS”, “GAS SIKOUSIS”, “GAS SOPHIE” and “GAS ZAEL”.

1.2	Construction

In this Agreement, unless the context otherwise requires:

1.2.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;
1.2.2

references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.2.3

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.2.4

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.2.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns;
1.2.6	words importing the plural shall include the singular and vice versa;
1.2.7	references to a time of day are, unless otherwise stated, to Dublin time;
1.2.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;
1.2.9

references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.2.10

references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.2.11

a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.2.12

if any document, term or other matter or thing is required to be approved, agreed or consented to by any of the Banks such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.2.13	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;
1.2.14	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.
1.3	Contracts (Rights of Third Parties Act) 1999
Except for clause 19, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
2	THE LENDER’S COMMITMENT, ADVANCE AND USE OF PROCEEDS
2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to lend to the Borrower on the terms of this Agreement the principal sum of up to USD46,875,000 in up to four Advances.

2.2	Advance

On the terms and subject to the conditions of this Agreement, the Loan shall be made available in four Advances, each on a Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 11.00 a.m. on the second Banking Day before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the terms of this Agreement, not exceed:

(a)	USD 6,750,000 in respect of Advance A in relation to the purchase of “GAS ICON”;
(b)	USD 5,625,000 in respect of Advance B in relation to the purchase of “GAS SOPHIE”;
(c)	USD 16,100,000 in respect of Advance C in relation to the purchase of “GAS SIKOUSIS”; and
(d)	(d) USD 18,400,000 in respect of Advance D in relation to the purchase of “GAS KALOGEROS”,

provided that if, drawdown of any Advance in such amount would immediately oblige the Borrower to provide additional security or make a prepayment of the Loan in accordance with Clause 8.2, then the amount of such Advance shall be reduced so that no such additional security or prepayment would be required.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of clause 9, make each Advance available to the Borrower on the relevant Drawdown Date. The Borrower acknowledges that payment of an Advance to the relevant Seller or to a suspense account in readiness for release to the relevant Seller shall satisfy the obligation of the Lender to lend that Advance to the Borrower under this Agreement.

2.5	Cancellation

If any Advance is not drawn down by the end of the Drawdown Period, the Commitment in respect thereof shall thereupon be automatically cancelled and the Lender shall have no further obligation in respect thereof under this Agreement.

2.6	Use of Proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall have no responsibility for the Borrower’s use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS
3.1	Normal interest rate

The Borrower must pay interest on each Advance, each Tranche and the Loan, as the case may be, in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin and (b) LIBOR.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrower may by notice received by the Lender not later than 10:00 a.m. on the fourth Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) or twelve (12) months or such other period as the Borrower may select and the Lender may agree.

3.3	Determination of Interest Periods

Subject to Clause 3.3.1 every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1	the first Interest Period in respect of each Advance shall start on the date such Advance is drawn and shall terminate:
(a)

in relation to Advance B, simultaneously with the Interest Period in respect of Advance A which is current on the Drawdown Date in respect of Advance B (from which date Advance A and Advance B shall be consolidated and be treated as a single Tranche) and

(b)

in relation to Advance D, simultaneously with the Interest Period in respect of Advance C which is current on the Drawdown Date in respect of Advance D (from which date Advance C and Advance D shall be consolidated and be treated as a single Tranche), and each subsequent Interest Period shall start on the last day of the previous Interest Period for that Advance or Tranche;

3.3.2

if any Interest Period in respect of a Tranche would otherwise overrun a relevant Repayment Date, then that Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of that Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3

if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3, such Interest Period shall have a duration of six (6) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Agreement), the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this Clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Lender is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Calculation of Margin and Notification of Interest Periods and interest rate

The Lender shall notify the Borrower promptly of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability
3.6.1	Whenever, at any time prior to the start of any Interest Period, the Lender determines:
(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or
(b)	that deposits in USD are not available to the Lender in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the relevant Tranche for such Interest Period;

the Lender shall promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall give brief details of the circumstances giving rise to its issue. After the giving of any Determination Notice any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrower by the Lender;

3.6.2

within ten (10) days of any Determination Notice being given by the Lender under clause 3.6.1, the Lender must certify an alternative basis (the “Substitute Basis”) for maintaining the relevant Tranche. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply.

4	REPAYMENT AND PREPAYMENT
4.1	Repayment
4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay
(a)

Tranche A by 16 semi-annual instalments, the first instalment in the amount of USD462,891 and the subsequent 15 instalments in the amount of USD 617,187.50 each and a final balloon instalment in the amount of USD 2,654,296.50 (the “Tranche A Balloon Instalment”) the first such instalment falling due 6 months after the Drawdown Date in respect of the first to be drawn of Advance A and Advance B, and subsequent instalments falling due at six-monthly intervals thereafter, with the final instalment falling due on the relevant Maturity Date, provided that if less than USD 12,375,000 is drawn down, then each such repayment instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount; and

(b)

Tranche B by 20 semi-annual instalments in the amount of USD 1,060,000 and each and a final instalment in the amount of USD 13,300,000 (the “Tranche B Balloon Instalment”) and together with the Tranche A Balloon Instalment, the “Balloon Instalments”) the first such instalment falling due 6 months after the Drawdown Date in respect of the first to be drawn of Advance C and Advance D, and subsequent instalments falling due at six-monthly intervals thereafter, with the twentieth instalment and the Tranche B Balloon Instalment falling due on the relevant Maturity Date provided that if less than USD 34,500,000 is drawn down, then each such repayment instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

4.2

Deferment. The Borrower may elect to reduce up to three repayment instalments under Clause 4.1.1 in respect of each Tranche by up to one third of each such instalment, by giving written notice to the Lender of such election and thereupon (i) the relevant instalment or instalments shall be reduced accordingly and (ii) the Balloon Instalment in respect of the relevant Tranche shall be increased by an amount equal to the aggregate of such reductions.

Such notice shall (a) specify the amount of the reduction, (b) specify the instalment or instalments which are to be reduced, (c) be received by the Lender before an Interest Period is fixed in relation to such repayment instalment, (d) be given at least 2 days before the relevant instalment(s) fall due and (e) once given, be irrevocable.

Such election may be made in respect of one or more instalments at a time up to a maximum of 3 per Tranche.

4.2.1	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.
4.3	Voluntary prepayment

Subject to clauses 4.4, 4.5 and 4.6 the Borrower may, subject to having given 15 days’ prior notice thereof to the Lender, prepay any specified amount (such part being in an amount of one million Dollars (USD 1,000,000) or any larger sum which is an integral multiple of such amount) of a Tranche or the Loan on any relevant Interest Payment Date without premium or penalty.

4.4	Mandatory Prepayment on Total Loss

On the date falling one hundred and fifty (150) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Vessel) is, received by the Owner thereof (or the Security Trustee or any other Bank pursuant to the Security Documents) the Borrower must prepay the Loan by an amount equal to the greatest of (i) the amount of the Relevant Tranche and (ii) the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio and (iii) such amount as will ensure that, following such prepayment, no further prepayment or provision of additional security would be required pursuant to Clause 8.2.1.

4.4.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;
(b)

in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel or, if such insurers do not immediately admit such a claim, at the earliest of (i) the date and at the time at which either a total loss is subsequently admitted by such insurers or (ii) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or (iii) the date on which the relevant notice of abandonment has been given;

(c)

in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and
(e)

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant incident occurred.

4.5	Mandatory prepayment on sale of Mortgaged Vessel

On the date of completion of the sale of any Mortgaged Vessel the Borrower must prepay the Loan by an amount equal to the greatest of (i) the amount of the Relevant Tranche and (ii) the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio and (iii) such amount as will ensure that, following such prepayment, no further prepayment or provision of additional security would be required pursuant to Clause 8.2.1.

4.6	Mandatory prepayment on merger or consolidation

If the Borrower wishes to enter into a merger or other consolidation with any other person it shall give at least 30 days prior written notice thereof to the Security Trustee, and the Security Trustee shall within 10 days of receipt thereof give notice to the Borrower that it approves, or does not approve, such merger or consolidation. If it does not approve the same, the Borrower must prepay the Loan on the date of completion of such merger or consolidation.

4.7	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)	accrued interest on the amount to be prepaid to the date of such prepayment;
(b)	any additional amount payable under clauses 3.6, 6.6 or 12.2; and

(c)

all other sums payable by the Borrower to the Banks under this Agreement or any of the other Security Documents including, without limitation any Break Costs and, if the whole Loan is being prepaid, any accrued commitment commission payable under clause 5.1.

4.8	Notice of prepayment; reduction of repayment instalments
4.8.1

Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid, shall specify the Tranche against which it is to be applied and shall oblige the Borrower to make such prepayment on the date specified. Subject to the other provisions of this Agreement, no amount prepaid under this Clause 4 in respect of the Loan may be reborrowed.

4.8.2

Any amount prepaid in respect of the Tranche specified by the Borrower pursuant to clause 4.3 shall be applied against the remaining repayment instalments specified in clause 4.1.1 in relation to that Tranche in inverse order of their maturity.

4.8.3

Any amount prepaid pursuant to clauses 4.4 and 4.5 shall be applied firstly against the Relevant Tranche pro rata against the remaining repayment instalments specified in clause 4.1.1 in relation to that Tranche and, after such Tranche has been repaid in full, against the other Tranche pro rata against the remaining payment instalments specified in Clause 4.1.1 in relation to that Tranche.

4.8.4	The Borrower may not prepay either of the Tranches or the Loan except as expressly provided in this Agreement.
4.9	Master Swap Agreement, Repayments and Prepayments
4.9.1

Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan, the Swap Bank shall be entitled but not obliged to take any action it deems appropriate in relation to all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner it may reasonably determine in order to match such Transaction to the amended repayment schedule for the Loan.

4.9.2

If less than the full amount of the Loan remains outstanding following a prepayment and the Swap Bank agrees, following a written request of the Borrower, that the Borrower may maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within fifteen (15) days of being notified by the Swap Bank of such requirement, provide the Swap Bank with such additional security as shall be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Swap Bank may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.9.3

The Borrower shall on the first written demand of the Swap Bank indemnify the Swap Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.9.

5	FEES AND EXPENSES
5.1	Commission
5.1.1	The Borrower agrees to pay to the Lender:
(a)

monthly in arrears from the Execution Date until the last day of the Drawdown Period and on the last day of the Drawdown Period, commitment commission computed from the, Execution Date at a rate of zero point two five per cent (0.25%) per annum on the daily undrawn amount of Advance B;

(b)

on 31 July 2007 and thereafter monthly in arrears until the last day of the Drawdown Period, commitment commission computed from the Execution Date at a rate of zero point two five per cent (0.25%) per annum on the daily undrawn amounts of each of Advance A, Advance C and Advance D, provided that such commission shall not be payable in respect of any of such Advances drawn hereunder prior to 31 July 2007.

5.1.2	The commission referred to in clause 5.1.1 must be paid by the Borrower to the Lender, whether or not any part of the Commitment is ever advanced and shall be non-refundable.
5.2	Fees

The Borrower shall pay to the Lender an irrevocable arrangement fee of USD95,000 on the Execution Date.

5.3	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 4) certified by the Banks or any of them as having been incurred by them from time to time:

5.3.1

in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents and the syndication of the Loan; and

5.3.2

in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Banks’ rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.4	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Banks or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Banks) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan or any Advance and agree to indemnify the Banks or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS
6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am on the due date in freely available funds to such account at such bank and in such place as the Security Trustee may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of the Banks and the Security Trustee shall distribute such payments in like funds as are received by it to the Banks on which such payment is made.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on the relevant Drawdown Date to the account specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes or otherwise from any payment due under any of the Security Documents for the account of any Bank or if the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Security Trustee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

This Clause 6.6 does not apply to any sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement in respect of which sums the provisions of the Master Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Security Trustee shall maintain a control account showing the Loan, the Advances and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

6.8	Security Trustee may assume receipt

Where any sum is to be paid under the Security Documents to the Security Trustee for the account of another person, the Security Trustee may assume that the payment will be made when due and the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Security Trustee together with interest thereon sufficient to compensate the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Security Trustee for any and all loss or expense which the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Security Trustee from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Security Trustee and the Banks under any of the Security Documents, the Security Trustee must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, of any unpaid costs and expenses of the Banks under any of the Security Documents;

6.9.2

secondly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest owing in respect of the Loan or equivalent amount payable under the Master Agreement which shall have become due under any of the Security Documents but remains unpaid;

6.9.3	thirdly, in or towards payment to the Lender, of any principal in respect of the Loan which shall have become due but remain unpaid; and
6.9.4

fourthly, in or towards payment to the Banks, on a pro rata basis, any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid.

7	REPRESENTATIONS AND WARRANTIES
7.1	Continuing representations and warranties

The Borrower represents and warrants to each Bank that:

7.1.1	Due incorporation

each of the Security Parties are duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default
no Default has occurred;
7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could lead to a Material Adverse Change and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern any Underlying Document and the Security Documents (other than the Mortgages), the choice of the law of the Flag State to govern the Mortgages and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity
no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;
7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Borrower in respect of the relevant financial year as delivered to the Lender and present or will present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Borrower and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement and the Master Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Banks in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 1.1;

7.1.16	The Mortgaged Vessels

throughout the Facility Period each Mortgaged Vessel will be:

(a)	in the absolute sole, legal and beneficial ownership of the relevant Owner;
(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;
(d)	in good and sea-worthy and cargo-worthy condition; and
(e)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society.
7.1.17	Mortgaged Vessels’ employment

except with the prior written consent of the Lender, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of any Mortgaged Vessel may be shared or pooled howsoever with any other person;

7.1.18	Freedom from Encumbrances

no Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Earnings Account or the Retention Account nor any Extended Employment Contract or Existing Charter in respect of such Mortgaged Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters
(a)	except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Lender:
(b)	the Owners and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;
(c)

the Owners and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(d)

no Environmental Claim has been made or threatened or pending against any Owner, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(e)	there has been no Environmental Incident;
7.1.20	ISM and ISPS Code

each of the Owners has complied with and continues to comply with and has procured that the Approved Manager of each of the Mortgaged Vessels has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Owner or the Approved Manager has obtained and maintains a valid DOC and SMC for each Mortgaged Vessels and that it and the Approved Manager has implemented and continues to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22	the Borrower and other members of the Group are the ultimate beneficiaries of the Loan;
7.1.23	no Security Party has incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Lender;
7.1.24	all Guarantors and the Borrower have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;
7.1.25	the Borrower does not have an office in England.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS
8.1	General

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Lender of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could give rise to a Material Adverse Change on that Security Party and/or the operation of any of the Mortgaged Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.6;

8.1.5	Pari passu

ensure that their obligations under this Agreement and the Master Agreement shall at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

Cause to be prepared audited (by accountants acceptable to the Lender) consolidated accounts of the Group, prepared in accordance with International Financial Reporting Standards in respect of each financial year and prepare or cause to be prepared unaudited consolidated financial statements of the Group in respect of each financial quarter on the same basis as the annual accounts and duly certified by the chief financial officer of the Group as true and correct, and deliver the same to the Lender as soon as practicable, but not later than one hundred and eighty (180) days (in the case of audited accounts) or sixty (60) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.7	Financial covenants

procure that:

(a)	at no time shall the cash balance on the Earnings Account be less than USD200,000 multiplied by the number of Mortgaged Vessels at any relevant time;
(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 2.5 to 1 in relation to the preceding 4 financial quarters; and
(c)	the ratio of Total Debt of the Group to Total Assets (adjusted for market values) of the Group shall be less than 0.8 to 1.
8.1.8	Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.9	Compliance Certificates

deliver to the Lender on each Drawdown Date and on the earlier of (i) the date on which the quarterly reports are delivered under clause 8.1.6 and (ii) the date falling 75 days after the end of the financial quarter to which they refer, a Compliance Certificate together with (i) a list setting out details of all vessels owned by any subsidiary of the Borrower or managed by the Approved Manager, the market value of each such vessel, details of brokers providing such market values and the dates on which such market values were provided, and (ii) such supporting information as the Lender may require.

8.1.10	Provision of further information

provide the Lender, and procure that the Approved Manager shall provide the Lender, with such financial or other information concerning the Borrower and its affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels as the Lender may from time to time require;

8.1.11	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by it under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.12	Compliance with ISM Code

will procure that any Operator will, comply with and ensure that the Mortgaged Vessels and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgages);

8.1.13	Withdrawal of DOC and SMC

Immediately inform the Lender if there is any actual withdrawal of their or any Operator’s DOC or the SMC of any Mortgaged Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by any Owner or any Operator of notification that its application for a DOC or any application for an SMC for any Mortgaged Vessel has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Approved Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;
(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Vessel; and
(c)	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;
8.1.16	Compliance with Laws and payment of taxes

and will comply with all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due;

8.1.17	Charters etc.

deliver to the Lender (i) a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Lender’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by any Bank in connection with any such Charter Assignments, forthwith following the Lender’s demand

8.1.18	Shares Pledges

Forthwith upon the Security Trustee’s written request, deliver to the Security Trustee such Shares Pledges as the Security Trustee shall specify, each duly executed by the Borrower together with documentation equivalent to that referred to in Part 1 of Schedule 2 at items (a)-(d) (inclusive) in respect of the Borrower, together with all other documentation required to be delivered pursuant to the terms thereof and the Borrower shall pay all legal and other costs incurred by any Bank in relation thereto.

8.2	Security value maintenance
8.2.1	Security shortfall

If, at any time after the first Drawdown Date, the Security Value shall be less than the Required Security Amount, the Lender shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:

(a)

prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)

within thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.7 and 4.8 shall apply to prepayments under clause 8.2.1 (a) provided that the Lender shall apply such prepayments pro rata against the Tranches, in pro rata reduction of the repayment instalments under clauses 4.1.3 and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of Mortgaged Vessels

Each Mortgaged Vessel shall, for the purposes of this Agreement (including, but not limited to Clause 2.9), be valued (at the Borrower’s expense) in USD by any two Approved Brokers, such valuations to be made at such time or times, as the Lender may require, without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel and the average of such two Approved Broker’s valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of such Mortgaged Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Banks to supply to the Lender and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to Clause 8.2.2 shall, in respect of one such valuation in each Calendar Year, be paid by the Borrower and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2. l(b), must be paid by the Borrower.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Banks or any of them shall be determined by the Lender in its absolute discretion.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 4 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.3	Negative undertakings relating to the Guarantors

The Borrower undertakes that:

8.3.1

except with the prior written consent in each case of the Lender, it will retain, directly or through wholly-owned subsidiaries, ownership of all of the Guarantors and will not permit any Encumbrance to exist on any shares of and in any Guarantor; and

8.3.2	it will procure that each of the Guarantors complies with the undertakings set out in Clause 8.4 as if the same have been up-dated mutatis mutandis to refer to each Guarantor in place of the Borrower.
8.4	Negative undertakings relating to the Borrower

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender, it will not:

8.4.1	Disposals

Permit the Owners to sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.4.2	Other business or manager

undertake any business other than the ownership and operation of the Vessels or employ anyone other than the Approved Manager as commercial and technical manager of the Vessels;

8.4.3	Acquisitions

permit any Owner to acquire, any assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Owners in the ordinary course of their business of owning, operating and chartering the Vessels;

8.4.4	Other obligations

permit any Owner to incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Vessels;

8.4.5	Guarantees

permit any Owner to issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel;

8.4.6	Loans

other than by on-lending any Borrowed Moneys, make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so or permit any Group Member to do so;

8.4.7	Sureties

permit any Indebtedness of any Owner to any person (other than the Banks pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel); or

8.4.8	Share capital and distribution

declare or pay any dividends or distribute, except in an aggregate amount in relation to any four consecutive financial quarters of up to 50% of the Free Cash Flow for that period.

9	CONDITIONS
9.1	First Drawdown Notice

The obligation of the Lender to make its Commitment available in respect of any Advance is conditional upon the Lender, or its authorised representative, having received, not later than two (2) Banking Days before the day on which the first Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Lender.

9.2	Advance of Advances

The obligation of the Lender to make its Commitment available in respect of each Advance is further conditional upon:

9.2.1

the Lender, or its authorised representative, having received, on or prior to the relevant Drawdown Date, the relevant documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender;

9.2.2

the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of such Advance; and

9.2.3	no Default having occurred and being continuing and there being no Default which would result from the lending of such Advance.
9.3	Advance of Advances C and D

The obligation of the Lender to make its Commitment available in respect of the first to be made available of Advance C and Advance D is further conditional upon the Lender, or its authorised representative, having received, on or prior to the relevant Drawdown Date, the relevant documents and evidence specified in Part 3 of schedule 2 in form and substance satisfactory to the Lender.

9.4	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part.

9.5	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date of an Advance and not later than five (5) Banking Days prior to any Interest Payment Date, the Lender may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT
10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment:  any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents; or

10.1.2

Breach of Insurance and certain other obligations:  any Owner or, as the context may require, the Approved Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or

10.1.3

Breach of other obligations:  any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5

Cross-default: There shall occur a default (howsoever described) under or in respect of any Indebtedness of any Security Party or other Group Member (subject to applicable grace periods) or any Indebtedness of any Security Party or other Group Member becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other Group Member of a voluntary right of prepayment), or any creditor of any Security Party or other Group Member becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or other Group Member relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6

Execution: any uninsured judgment or order made against any Security Party or other Group Member is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Group Member and is not discharged within thirty (30) days; or

10.1.7

Insolvency: any Security Party or other Group Member is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8

Reduction or loss of capital: a meeting is convened by any Security Party (other than the Borrower) without the Lender’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Lender’s prior written consent; or

10.1.9

Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or other Group Member or an order is made or resolution passed for the dissolution or winding up of any Security Party or other Group Member or a notice is issued convening a meeting for such purpose; or

10.1.10

Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or other Group Member or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Group Member; or

10.1.11

Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or other Group Member or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Group Member; or

10.1.12

Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Group Member or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13

Analogous proceedings: there occurs, in relation to any Security Party or other Group Member, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party or other Group Member otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14

Cessation of business: any Security Party or other Group Member suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Lender, such consent not to be unreasonably withheld; or

10.1.15

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Group Member are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16

Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17

Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or
10.1.20

Arrest: any Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) days thereafter; or

10.1.21	Registration: the registration of any Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender; or
10.1.22

Unrest: the Flag State of any Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Lender within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23

Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender be expected to lead to a Material Adverse Change; or

10.1.24

P&I: an Owner or the Approved Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the opinion of the Lender, is likely to give rise to a Material Adverse Change; or
10.1.26	Account: moneys are withdrawn from the Earnings Account other than in accordance with clause 14; or
10.1.27

Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.28

Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.29

Master Agreement: (i) an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (ii) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iv) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.30

Change of Ownership: without the prior consent of the Lender, there shall occur any change in the legal ownership of any of the Guarantors from that existing as at the Execution Date or the aggregate number of shares of and in the Borrower beneficially owned or controlled by Mr Charalambos (“Harry”) Vafias and/or any member of his immediate family falls below 30% of the total issued shares of and in the Borrower.

10.2	Acceleration
The Lender may without prejudice to any its other rights, at any time after the happening of an Event of Default by notice to the Borrower declare that:
10.2.1	the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2

the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES
11.1	General indemnity

The Borrower agrees to indemnify each Bank on demand, without prejudice to any of such Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which such Bank shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan or part thereof being made under clauses 4.3, 4.4, 8.2.1 (a) or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or any Advance not being made for any reason (excluding any default by the Lender) after the Drawdown Notice for such Advance has been given.

11.2	Environmental indemnity

The Borrower shall indemnify each Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Bank which would not have been, or been capable of being, made or asserted against such Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any reasonable cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS
12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrower that by reason of:

12.1.1	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or
12.1.2	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future specified date not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Lender) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Lender or its holding company allocates capital resources to the Lender’s obligations hereunder) is to:

12.2.1

subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or
12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or
12.2.4

reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Security Documents; and/or

12.2.5

require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

12.2.6

require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrower must on demand pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF AND MISCELLANEOUS
13.1	Application of moneys

All moneys received by the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment of any unpaid costs and expenses of the Security Trustee under any of the Security Documents;
13.1.2	secondly, in or towards payment of any costs and expenses payable to any of the other Banks under, or in relation to, the Security Documents which remain unpaid;
13.1.3

thirdly, pari passu between the Lender and the Swap Bank, in or towards payment to the Lender of any accrued interest owing in respect of the Tranches which shall have become due and any sums due under the Master Agreement;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not) and shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments;
13.1.5

fifthly, pari passu between the Lender and the Swap Bank, in or towards payment of any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.6	sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.
13.2	Set-off
13.2.1	The Borrower irrevocably authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Bank in or towards satisfaction of any sum due and payable from the Borrower to such Bank under any of the Security Documents. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2

No Bank shall be obliged to exercise any right given to it by this clause 13.2. Each Bank shall notify the Borrower through the Lender forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Lender shall inform the other Banks.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.
13.3	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by the Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.4	Further assurance

The Borrower undertakes with each Bank that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of each Bank thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.5	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.6	No implied waivers, remedies cumulative

No failure or delay on the part of any of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Banks of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by any of the Banks shall be effective unless it is in writing.

13.7	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.8	Force Majeure

Regardless of any other provision of this Agreement, none of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from

(i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon a Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting a Bank or (vi) any other circumstances whatsoever outside a Bank’s control.

13.9	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.10	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.11	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS AND RETENTIONS
14.1	General

The Borrower undertakes with each Bank that it will ensure that:

14.1.1	the Owners will on or before the first Drawdown Date, open the Earnings Account in the joint names; and
14.1.2

all moneys payable to any Owner in respect of the Earnings (as defined in the relevant Mortgage) of its Mortgaged Vessel shall, unless and until the Lender directs to the contrary pursuant to the provisions of the relevant Mortgage, be paid to the Earnings Account, provided however that if any of the moneys paid to the Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of the Earnings Account denominated in such currency (except that if the Owners fail to open such a sub-account, the Account Bank shall then convert such moneys into USD at the Account Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of the Earnings Account may be applied from time to time (i) Firstly and to make the payments required under this Agreement, (ii) secondly subject to there being no breach of Clause 14.3 and to no Event of Default having occurred, in the operation of the Vessels and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower.

14.3	Retention Account: credits and withdrawals
14.3.1

The Borrower undertakes with the Lender that, throughout the Facility Period, it will procure that, on each Retention Date there is paid (whether from the Earnings Account or elsewhere) to the Retention Account, the Retention Amount for such date.

14.3.2

Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Account Bank (and the Borrower hereby irrevocably authorises the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan pursuant to clause 3.1, in or towards payment to the Lender of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

Unless the Lender otherwise agrees in writing and subject to this clause 14.3.2, Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.

14.4	Application of accounts

At any time after the occurrence of an Event of Default, the Lender may, without notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of the Earnings Account and/or the Retention Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Banks or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of accounts

The Earnings Account and the Retention Account and all amounts from time to time respectively standing to the credit thereof shall be subject to the security constituted and the rights conferred by, respectively, the Earnings Account Charge and the Retention Account Charge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE
15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Banks and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Bank

Each Bank may assign or transfer all or any part of its respective rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) (i) if the Transferee is a company affiliated to, or in the same group or ownership or control as such Bank, without the consent of the Borrower and (ii) otherwise, with the prior written consent of the Borrower (such consent not to be unreasonably withheld) provided always that any such Transferee, by delivery of such undertaking as the relevant Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of that Bank’s obligations under this Agreement.

15.4	Documentation

If a Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 the Borrower undertakes, immediately on being requested to do so by that Bank , to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of the relevant Bank’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Bank shall be construed as a reference to the Bank and/or its Transferee to the extent of their respective interests.

15.5	Lending office

The Lender shall lend through its office at the address specified above or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.

15.6	Disclosure of information

Each bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the bank in relation to this agreement such information about or in connection with any of the security parties and the security documents as the bank considers appropriate.

16	SECURITY TRUSTEE
16.1	Appointment and retirement of Security Trustee
16.1.1	Appointment

Each of the Lender and the Swap Bank irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of the Security Documents, in each case on the terms set out in this Agreement. Accordingly, each of the Lender and the Swap Bank hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.1.2	Retirement

the Security Trustee may, having given to each of the Borrower, the Lender and the Swap Bank not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks a successor Security Trustee:

16.1.3	a company in the same group of companies of the Security Trustee nominated by the Security Trustee which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,
16.1.4	any bank or trust corporation nominated by the retiring Security Trustee,

and, in any case, such successor Security Trustee shall have duly accepted such appointment by delivering to the Banks (i) written confirmation of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks. Prior to any such successor being appointed, the Security Trustee agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.2	Powers and duties of the Security Trustee
16.2.1

The Security Trustee shall have no duties, obligations or liabilities to any of the Banks beyond those expressly stated in any of the Security Documents. Each of the Banks hereby authorises the Security Trustee to enter into and execute:

(a)	each of the Security Documents to which the Security Trustee is or is intended to be a party; and
(b)

any and all such other Security Documents as may be approved by the Lender and, in each and every case, to hold any and all security thereby created upon trust for the Banks for the time being in the manner contemplated by this Agreement.

16.2.2	Subject to clause 16.2.3 the Security Trustee may, with the prior consent of the Lender, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents (other than the Master Agreement) to which the Security Trustee is or is intended to be a party; or
(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party.

16.2.3

The Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.1 as the Security Trustee shall deem advisable in the best interests of the Banks.

16.2.4

None of the Banks shall have any independent power to enforce any of the Security Documents referred to in clause 16.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.

16.2.5

For the purpose of this clause 16, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by any Bank unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

16.3	Trust provisions
16.3.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:
16.3.2	the expiration of a period of eighty (80) years from the date of this Agreement; and
16.3.3

receipt by the Security Trustee of confirmation in writing by the Lender and the Swap Bank that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.3.4

In its capacity as trustee in relation to the Security Documents specified in clause 16.1, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.

16.4	Reconventioning

After consultation with the Borrower the Lender shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever). So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise the need to amend this Agreement had not occurred. Any amendment so made to this Agreement by the Lender shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.

17	NOTICES AND OTHER MATTERS
17.1	Notices
17.1.1

unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

17.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

17.2	Addresses for communications, effective date of notices
17.2.1

Subject to clause 17.2.2, clause 17.2.5 and 17.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	331 Kifissias Avenue Kifissia 145 61 Greece
Fax No:	+ 30 210 625 2817
17.2.2

notwithstanding the provisions of clause 17.2.1 or clause 17.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Banks or any of them to the Borrower to the address or fax number referred to in clause 17.2.1;

17.2.3

subject to clause 17.2.4, notices to the Lender and/or the Swap Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Security Trustee at the address and/or the fax number address appearing below (or at any such other address or fax number as the security Trustee may hereafter specify for such purpose to the Borrower and the other Banks by notice in writing);

Address	33 Finsbury Square London EC2A 1BB England
Fax no:	+44 207 454 9019
Attn:	David Stuart
17.2.4

if under clause 17.2.1 or clause 17.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17.3	Electronic Communication
17.3.1

Any communication to be made by and/or between the Banks or any of them and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.
17.3.2

Any electronic communication made by and/or between the Banks or any of them and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrower to the Security Trustee, only if it is addressed in such manner as the Security Trustee shall specify for this purpose.

17.4	Notices through the Security Trustee

Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrower to any other party, shall be given to the Security Trustee for onward transmission as appropriate and every notice under this Agreement to be given to the Borrower shall (except otherwise provided in the Security Documents) be given to the Borrower by the Security Trustee.

18	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

19	JURISDICTION
19.1	Exclusive Jurisdiction

For the benefit of the Banks, and subject to clause 19.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

19.1.1

to settle any disputes or other matters whatsoever arising under or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.
19.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

19.2.1

irrevocably empowers and appoints Saville & Co. of One Carey Lane, London EC2V 8AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;
19.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;
19.2.4

without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 17.2;

19.2.5

agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Security Trustee shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

19.3	Forum non conveniens and enforcement abroad

The Borrower:

19.3.1

waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and

19.3.2

agrees that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

19.4	Right of Banks, but not Borrower, to bring proceedings in any other jurisdiction
19.4.1

Nothing in this clause 19 limits the right of a Bank to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

19.4.2

the obtaining by a Bank of judgment in one jurisdiction shall not prevent it from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

19.6	Effect in relation to claims by and against non-parties
19.6.1

For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by any Bank pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

19.6.2

the Borrower shall not bring or pursue any Foreign Proceedings against any Bank and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against any Bank;

19.6.3

If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of the Borrower) brings or pursues against any Bank any Foreign Proceedings, the Borrower shall indemnify such Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Bank (or the Security Trustee on its behalf) certifies as having been incurred by it;

the Banks and the Borrower hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Banks against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of any Bank pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 19.1. In those circumstances this clause 19 shall be read and construed as if references to any Bank were references to such officer, employee, agent or business associate, as the case may be.

Schedule 1

Form of Drawdown Notice

To:	SCOTIABANK (IRELAND) LIMITED

[•] 2007

Dear Sirs

Facility agreement dated 21 June 2007 in respect of a loan of USD46,875,000 (the “Loan Agreement”) made between (1) Stealthgas Inc. as Borrower, (2) Scotiabank (Ireland) Limited as Lender, (3) Scotiabank (Ireland) Limited as Security Trustee and (4) The Bank Of Nova Scotia as Swap Bank.

We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.

We hereby give you notice that we wish to draw the sum of USD [                         ] on [date] 2007 in respect of the Loan for payment to [    ] and select a first Interest Period in respect of such drawing of [•] months. The funds should be credited to [    ]  with  [    ] .

We confirm that:

(a)	no Default has occurred;
(b)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)	the borrowing to be effected by the drawdown of such Advance is within our corporate powers, has been validly authorised by appropriate corporate action; and
(d)	there are no Required Authorisations.

By
Authorised Signatory STEALTHGAS INC.

Schedule 2

Conditions precedent

Part 1

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities
(i)

Certified Copies of resolutions of the directors of each Security Party approving such of the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party as having been duly passed at a duly convened meeting of the directors of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the first Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto.

(d)	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;

(e)	Master Agreement, etc

the Master Agreement, the Master Agreement Assignment, the Earnings Account Charge, the Retention Account Charge duly executed and delivered;

(f)	Know-your-customer

all such documentation and information as any Bank may require from any Security Party pursuant to such Bank’s “know-you-customer” requirements in respect of the Borrower and each Guarantor, including:

(i)	The original or certified copy or electronic copy issued by the Companies Registration Office of the Certificate of Incorporation or the Certificate of Trade;
(ii)	Certified Copy Memorandum and Articles of Association (or equivalent documentation) ;
(iii)	A list of directors names, occupations, residential and business addresses and dates of birth;

(iv)	A list of Officers of the relevant company (certified as to its authenticity by the company Secretary or a Director of the relevant company); and
(v)	Details of Principal Shareholders of each such company and of others who inject a significant proportion of the capital or financial support, or otherwise exercise control.
(g)	Fees

evidence that such fees as are due and payable on the Execution Date and on the first Drawdown Date have been or as the case may be, will have been paid in full;

(h)	Borrower’s process agent

a letter from the agent for receipt of service of proceedings referred to in clause 19.2.1 accepting its appointment under each of the Security Documents in which it is or is to be appointed as the agent for any Security Party; and

(i)	evidence satisfactory to the Lender that no Material Adverse Change has occurred between 13 April 2007 and the Execution Date.

Part 2

In this Part 2, “Relevant Advance” means, the Advance which is to be made available, and “Relevant Vessel” is the vessel which is to be financed by the Relevant Advance and “Relevant Owner” is the Owner of the Relevant Vessel.

(a)	Evidence satisfactory to the Lender that the Relevant Vessel:
(i)	Purchase

has been unconditionally delivered by the Relevant Seller to, and accepted by, the Relevant Owner under the Relevant MOA, and the full purchase price payable under the Relevant MOA (in addition to the part to be financed by the Relevant Advance) has been duly paid, together with a copy of the bill of sale and protocol of delivery and acceptance relating thereto;

(ii)	Registration and Encumbrances

is registered in the name of the Relevant Owner through the Registry under the laws and flag of the Flag State and that she and her Earnings, Insurances and Requisition Compensation (as defined in the relevant Mortgage) and any Existing Charter are free of Encumbrances except Permitted Encumbrances;

(iii)	Classification

maintains the Classification free of all requirements and recommendations of the Classification Society; and

(iv)	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the

Lender of customary brokers’ letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which the Relevant Vessel is entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to her);

(b)	Security Documents

the Guarantee from the Relevant Owner, the Mortgage, General Assignment, Managers’ Undertaking and (if any) Charter Assignment in respect of the Relevant Vessel and, if requested by the Security Trustee, the Shares Pledge in respect of the Relevant Owner, each duly executed and delivered;

(c)	Notices of assignment and acknowledgements

counterpart originals of duly executed notices of assignment required by the terms of the Security Documents referred to in (b) above and in the forms prescribed by these Security Documents and any other documents required to be delivered pursuant thereto;

(d)	Mortgage registration

evidence that the Mortgage in respect of the Relevant Vessel has been duly registered against her in accordance with the laws of the relevant Flag State;

(e)	Laws of the Marshall Islands: opinion

an opinion of Messrs Blank Rome, special legal advisers in New York to the Banks;

(f)	Further opinions

any such further opinions as may be required by the Bank;

(g)	ISPS Code

evidence satisfactory to the Lender that the Relevant Vessel is subject to a ship security plan which complies with the ISPS Code and (ii) a copy of the ISSC for such Vessel;

(h)	Manager’s confirmation

A certified copy of the Management Agreement and any Extended Employment Contract in respect of the Relevant Vessel and written confirmation addressed by the Approved Manager to the Security Trustee that the representations and warranties set out in clause 7.1.20 (Environmental Matters) and clause 7.1.21 (ISM Code) are true and correct;

(i)	Insurance Report

a written report from Bankserve Insurance Services Ltd. in a form and content acceptable to the Lender in respect of the insurances on the Relevant Vessel, which report shall certify that such insurances are placed through or with insurance brokers and clubs, in amounts, covering risks and on terms acceptable to the Lender and that the same are in accordance with the terms of the Mortgage in respect of such Vessel;

(j)	Valuations

an up-to-date valuation prepared at the cost of the Borrower by an Approved Broker giving her charter-fee value in scope and form and substance acceptable to the Lender (for which purposes any valuation acceptable to the Lender dated later than 1 March 2007 shall suffice for the purposes of any Advance to be made available before 31 July 2007);

(k)	Fees and commissions

evidence that all fees and commissions due and payable have been paid in full.

Part 3

All of the evidence and documents required to be delivered pursuant to parts 1 and 2 above (but excluding the documentation referred to in paragraph (a)(i) of part 2 above) as if the Relevant Owner were the Owner of “GAS ZAEL”, the Relevant Vessel was “GAS ZAEL” and the Approved Flag were Panamanian and a legal opinion on Panamanian law.

Schedule 3

Form of Compliance Certificate

To:   SCOTIABANK (IRELAND) LIMITED (as Lender)

From:

Date [	] 200[ ]

Facility agreement dated 21 June 2007 in respect of a loan of USD46,875,000 (the “Loan Agreement”) made between (1) Stealthgas Inc. as Borrower, (2) Scotiabank (Ireland) Limited as Lender, (3) Scotiabank (Ireland) Limited as Security Trustee and (4) The Bank Of Nova Scotia as Swap Bank.

Dear Sirs

We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.

We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry :-

1.	the cash balance on the Earnings Account is USD[ ];
2.	the ratio of EBITDA to Interest for the 12 month period ending on [ ] is [ ] to 1;
3.	the ratio of Total Debt of the Group to Total Assets (adjusted for market values) is [ ] to l;
4.	no Default has occurred;
5.

the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.

[State any exceptions/qualifications to the above statements]

Yours faithfully

[	]

By
[Chief Financial Officer : STEALTHGAS INC.]

Schedule 4

Form of Trust Deed

THIS DECLARATION OF TRUST is made by SCOTIABANK (IRELAND) LIMITED (the “Security Trustee”) on [•] June, 2007 and is supplemental to (and made pursuant to the terms of) a USD 46,875,000 facility agreement dated [    ]  June, 2007 (the “Loan Agreement”) made between(l) STEALTHGAS INC. (as Borrower), (2) SCOTIABANK (IRELAND) LIMITED (as Lender), (3) SCOTIABANK (IRELAND) LIMITED (as Security Trustee) and (4) THE BANK OF NOVA SCOTIA (as Swap Bank). Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

(a)

The Security Trustee hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust from time to time and at all times for the other Banks on the terms and basis set out in the Loan Agreement.

(b)	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Trustee has executed this Deed the day and year first above written.

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by	)
for and on behalf of	)
SCOTIABANK (IRELAND) LIMITED	)
as Security Trustee	)	Authorised Signatory

Execution Pages

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by	)
for and on behalf of	)
STEALTHGAS INC.	)
(as Borrower under and pursuant to	)
a power of attorney dated	)
June 2007) in the presence of	)

SIGNED by GARETH HODDER	)
for and on behalf of	)
SCOTIABANK (IRELAND) LIMITED	)
in the presence of	)

SIGNED by GARETH HODDER	)
for and on behalf of	)
SCOTIABANK EUROPE PLC	)
in the presence of	)

SIGNED by GARETH HODDER	)
for and on behalf of	)
THE BANK OF NOVA SCOTIA	)
in the presence of	)

ROBIN PARRY

Ince & Co

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